Exhibit 99.1

PCB Bancorp is Eligible to Participate in the Emergency Capital Investment Program
Los Angeles, California - December 16, 2021 - On December 14, 2021, the U.S. Department of Treasury (the “Treasury”) informed PCB Bancorp, a California corporation (the “Company”), the holding company of Pacific City Bank (the “Bank”), that the Treasury has reviewed the Company’s application to receive a capital investment from the Treasury under the Emergency Capital Investment Program (“ECIP”), and that the Company would be eligible to receive an ECIP investment in an amount up to $69,141,000 in the form of in non-dilutive Tier 1 senior perpetual preferred capital. The Company has not yet determined whether it will accept the offer to receive the ECIP investment.
If the Company moves forward with pursuing the ECIP investment from the Treasury, the Company would be required to fulfill certain conditions established by the Treasury and would be subject to certain restrictions following its acceptance of the investment.
Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions such as the Bank to augment their efforts to support small businesses and consumers in their communities.
About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, and the general economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

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